Exhibit 10.7

This Consultancy Mandate Agreement is made the day of 18 August 2017

Between

1.	[ ];

2.	[ ];

(Collectively, the “Consultants”, and each a “Consultant”) and

3.	REBEL GROUP I NC. (the “Client”) whose principal executive office is at 7500 A Beach Road, Unit 12-313, The Plaza, Singapore 199591.

Whereas:

A)	The Client is a company listed on the OTC Markets in the USA wishing to obtain investment funding and subsequently, to upgrade its listing status by being listed on a recognized stock exchange, including but not limited to the Nasdaq Main Board by way of IPO (as defined below) by the second half of 2018.

B)	The Client wishes to appoint the Consultants to arrange for investment funding of up to an aggregate of US$8 million (the “Investment Amount”) on a reasonable effort basis, for investors (the “Investors”) to subscribe for 8,000,000 new ordinary shares of the Client, on the terms and subject to the conditions as set out in this Agreement in the following manner:

Tranche:

Price of Each New Share — USD 1.00

Total Investment Amount — USD 8 million

Total New Shares to Issue — 8,000,000

Now it is hereby agreed that:

1.	INTERPRETATION

1.1	In this Agreement, except where the context otherwise enquires: -

(i)	the following expressions shall bear the following meanings namely: -

“Commencement Date”	means 2017, being the date of this Agreement;

“Group”	means the Client, together with its subsidiaries and associated companies;

“IPO”	means Initial Public Offering on the Nasdaq Main Board or any other recognized stock exchange;

“S$”	mean the lawful currency of Singapore;

“US$”	means the lawful currency of the United States; and

“Services”	means the services to be provided by the Consultants as set out in Clause 2.

(ii)	any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

1.2	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined herein) denoting the singular number only shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. References to “Clauses” and “Schedules” are to be construed as references to the clauses of and the schedules to this Agreement. Any reference to a sub-Clause or a paragraph is to a reference to a sub-Clause or paragraph of the Clause in which such reference appears. References to times of day are to Singapore time unless otherwise stated.

2.	SCOPE OF SERVICES

2.1	In consideration of the Services rendered from 01 January 2017 to 30 June 2017, the Client will transfer to each Consultant and/or his nominee the following number of new ordinary shares:

a)	716,730 new ordinary shares in the Client by 01 September 2017.

b)	the remaining 716,730 new ordinary shares in the Client by 31 December 2017

2.2	For a period of nine months from the Commencement Date of 01 July 2017 to 31 March 2018, the Consultants shall provide the following services:-

2.2.1	exercise the fund raise mandate given by the Client to procure the Investment Amount, to manage the financing needs of the Client, for the rounds in the pre-IPO stage.

2.2.2	source for sponsorships for all mixed martial arts events for the Client, for which the Consultants will be paid commission equivalent to 20% of sponsorship sums received by the client.

2.2	In the performance of the Services, the Consultants may delegate any of their duties or obligations arising under this Agreement without the consent of the Client, but the Consultants has to inform the Client of such delegation. The delegation is allowed on the condition that the Consultants shall at all times remain fully responsible for the due performance of such Services that have been delegated

3.	FEES AND PAYMENTS

3.1	In consideration for the provision of the Services by the Consultants pursuant to 2.2.1 above, the Client shall procure or perform the following:

3.1.1	In entering this Agreement, the Client will issue to the Consultants new ordinary shares of 5,555,000 shares in the Client upon fulfilment of the full raise of the agreed US$8,000,000. In the event the Consultants only raised a fraction of the agreed sum, the issuance of the shares shall be made in the following formula:

x = total amount of investment proceeds raised

y = total agreed Investment Amount US$8,000,000, the Consultants intent to raise

z — 5,555,000 shares

x/y*z = Number of Shares to be issued to the Consultants

3.1.2	the Client will pay to the Consultants an aggregate amount equivalent to 10% of the Investment Amount procured by the Consultants in cash, as consultancy fees upon the completion of such investment into the Client;

3.2	With reference to 3.1.1, the Client shall make the above payment on 31 March 2018.

4.	CLIENT’S OBLIGATIONS

The Client shall appoint the Consultants to provide the Services. In addition to Clause 3, in order to enable the Consultants to provide the Services, the Client shall provide to the Consultants, its servants and/or agents or ensure: -

4.1	its full co-operation;

4.2	that the investment proceeds will be used solely for the following agreed purposes:

4.2.1	to organize mixed martial arts events in China and in Singapore;

4.2.2	as working capital; and

4.2.3	the acquisition of a Chinese entity, “Quanyao”, which will be partly paid by cash of US$1 million, the forgiveness of debts owed by the Chinese entity to Pure Heart Entertainment Pte Ltd and shares of 12,500,000 new ordinary shares of the Client.

4.3	any information that is reasonably required by the Consultants to carry out their job in the fundraising exercise.

4.4	the Consultants shall be given the right to suggest members to join onto the board of directors of the Client, but nomination shall be on the sole discretion of the Client.

4.8	the Client shall not, after each meeting, directly or indirectly, without the prior written consent of the Consultants, approach, contact, solicit or deal with the investors, or take any action which is intended to induce or encourage, or has the effect of inducing the Investors to approach, contact, solicit or deal with the Client directly during the pre-IPO stage;

4.6	the Client and/or the Group shall pay all the professional fees and reasonable chargeable expenses incurred in connection with the provision of services by third parties under Clause 2.3 above with an expenditure cap limit of no more than Singapore Dollars 10,000.

5.	CONFIDENTIALITY

Each Consultant acknowledges that during the term of this Agreement its servants, agents, advisers, may learn and use certain of the Group’s confidential information, and thus will use reasonable efforts to prevent third parties from learning about such information. Likewise, the Client will use reasonable effort to prevent third parties from learning about the Consultants’ confidential and proprietary information, which includes without limitation the Consultants’ methodology, processes, programs and know-how. These obligations do not apply to information or materials that: (a) are or become generally known by third parties other than as a result of an act or omission by the receiving party; (b) were already independently known by the receiving party prior to receiving them from the disclosing party; (c) are developed independently by the receiving party; or (d) are required by law or a governmental agency to be disclosed, provided the receiving party promptly notifies the disclosing party of such requirement so that the disclosing party can seek to obtain a protective order or similar remedy.

6.	INDEMNITY

The Client shall indemnify and keep indemnified the Consultants from and against any and all loss, damage or liability (whether civil or criminal) suffered and legal fees and costs incurred by the Consultants resulting from breach of this Agreement by the Client including: -

6.1	any neglect or default of the Group’s employees or agents: and

6.2	breaches in respect of any matter arising from the obligations of the Client under this Agreement.

7.	LIMITATION ON LIABILITY

Each Consultant warrants that the Services will be provided in a professional manner and save for this warranty, each Consultant assumes no liabilities whatsoever for any damage, increased costs or expenses, loss of business or profit or any other special, indirect or consequential loss of any nature whatsoever, arising out of or in connection with the Services provided hereunder or in respect of any act, omission or negligence of any agent or servant or employee or independent consultant of each Consultant in or about the performance or purported performance of any duty under this Agreement whether during or after the completion of the Services to be rendered hereunder or otherwise howsoever and whatever the cause thereof unless caused by gross negligence on the part of each Consultant. Other than this warranty, each Consultant makes and the Client receives no express or implied warranties, including without limitation any express or implied warranties on the success of the Pre-IPO fund raise. The Client understands and agrees that any liability of each Consultant in respect of this Agreement shall be limited to the amount of fees actually received by each Consultant under this Agreement and shall not include any special, incidental, consequential or punitive damages, any damages based on injury to person or property, or any lost sales or profits.

8.	WARRANTIES

The Client warrants, represents and undertakes to the Consultants that it has all the requisite power and capacity to enter into and perform its obligations under this Agreement and all documents and instruments executed in relation to this Agreement to which it is a party. For the sake of clarity, it is hereby agreed that the Consultants make no representation nor warranty that the Client will succeed in an IPO of its shares on the Nasdaq Main Board or any recognized stock exchange or a trade sale.

9.	FORCE MAJEURE

Each party shall be released from its respective obligations in the event of national emergency, war, prohibitive governmental regulation or if any other cause beyond the reasonable control of the parties or each of them renders the performance of this Agreement impossible. However, each party shall be liable to pay to the other parties’ damages for any breach of this Agreement and all expenses and costs incurred by that party in enforcing its rights under this Agreement.

10.	CONTINUING EFFECT

The expiration or determination of this Agreement howsoever arising shall not operate to affect the provisions of this Agreement relating to claims and indemnities, confidentiality or the payments of fees in accordance with the provisions of this Agreement.

11.	ENTIRE AGREEMENT

The foregoing terms and conditions constitute the parties’ entire agreement with respect to the subject matter contained herein, and supersede all other prior written or oral agreements and undertakings with respect to such subject matter. The scope of this arrangement may be changed only by mutual agreement.

12.	SUCCESSORS AND ASSIGNS

The Client shall not without the written consent of the Consultants, assign or transfer any of its rights or obligations hereunder and it shall remain fully liable for all of its undertakings, agreements, duties, liabilities and obligations hereunder, and for the due and punctual observance and performance thereof.

13.	WAIVER

The failure by any party to enforce at any time or for any period any one or more of the terms and conditions of this Agreement shall not be a waiver of its right at any time subsequently to enforce any term and/or condition of this Agreement.

14.	NOTICES

All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by local courier or by email or facsimile transmission to the intended recipient thereof at its or his address or email address or facsimile number, and marked for the attention of such person (if any), designated by it or him for the purposes of this Agreement. The initial address, email address or facsimile number and person (if any) so designated by the parties are set out below:

CONSULTANTS

Address

Email

Attn

Address

Email

Attn

CLIENT

Address	7500A Beach Road, Unit 12-313, The Plaza, Singapore 19959 1

Email

Facsimile

Attn	Mr. Justin Leong

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument and any of the parties may execute this Agreement by executing any such counterpart.

16.	GOVERNING LAW AND JURISDICTION

This Agreement shall be construed and governed in all respects in accordance with the laws of Singapore, and the parties hereby submit to the jurisdiction of the courts o£ Singapore in all matters connected with this Agreement PROVIDED THAT submission to the jurisdiction of the courts of Singapore shall not be construed as derogating from a party’s right to commence proceedings in the courts of any other country.

Signed by	)

Date and witnessed by	)

Signed by	)

Date and Witnessed by	)

Signed by Leong Aan Yee Justin	)

For and on behalf or	)
Rebel Group, Inc.	)